EXHIBIT 99.2

CINEDIGM PRICES PUBLIC OFFERING OF COMMON STOCK

(Los Angeles and New York; March 20, 2014) – Cinedigm Corp. (NASDAQ: CIDM) (the “Company”), a leading independent content distributor in the United States, announced today that it priced its previously announced underwritten public offering of 10,200,000 shares of Class A common stock at a price per share of $2.70. Additionally, the Company has granted the underwriter an option for 30 days to purchase up to 1,530,000 additional shares of Class A common stock to cover over-allotments, if any. The Company plans to use the approximately $25.7 million in net proceeds for working capital, to fund potential future acquisitions and other general corporate purposes.  The offering is expected to close on March 25, 2014, subject to customary closing conditions.

In connection with the offering, Piper Jaffray & Co. is acting as the sole manager.

A registration statement relating to the shares of Class A common stock to be issued in this offering has been filed with the Securities and Exchange Commission (the “SEC”) and is effective.  Copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained from Piper Jaffray & Co., Attn: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, or by telephone at 800-747-3924 or by emailing prospectus@pjc.com.

This communication shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT CINEDIGM:
Cinedigm Corp. is a leading independent content distributor in the United States, with a library of close to 50,000 films and TV episodes and a wide range of content from brand name suppliers.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp.

 [CIDM-E]

Forward Looking Statements
Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cinedigm officials during presentations about Cinedigm, along with Cinedigm's filings with the SEC, including Cinedigm's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things, as referenced under the headings entitled “Risk Factors” contained in the Company’s annual report on Form 10-K and the Company’s other periodic filings with the SEC. These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

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Cinedigm Public Relations:
MBC
Maggie Begley
Maggie@mbcprinc.com
310-390-0101

Cinedigm Investor Relations:
Jill Newhouse Calcaterra
jcalcaterra@cinedigm.com
Office 424-281-5417
Cell 310-466-5135